Exhibit 99.1

NEWS FROM SEI

Contact:	Larry Wexler	Murray A. Louis, VP
Voice:	610.676.1440	610.676.1932
E-Mail:	lwexler@seic.com	mlouis@seic.com
Pages:	1

For Immediate Release

SEI Declares $.14 per Share Dividend and

Announces Two-for-One Split on Common Stock

Oaks, PA, May 23, 2007 –SEI Investments Company (NASDAQ:SEIC) today announced that its Board of Directors declared a cash dividend and approved a two-for-one split on SEI common stock. The cash dividend of $.14 (fourteen cents) per share pre-split will be payable to shareholders of record on June 8, 2007 with a payment date of June 21, 2007.

As a result of the stock split, shareholders will receive one additional common share for every share held on the record date of June 11, 2007. The distribution date for the stock split will be June 21, 2007.

About SEI

SEI (NASDAQ:SEIC) is a leading global provider of outsourced asset management, investment processing and investment operations solutions. The company’s innovative solutions help corporations, financial institutions, financial advisors, and affluent families create and manage wealth. As of March 31, 2007, through its subsidiaries and partnerships in which the company has a significant interest, SEI administers $382.4 billion in mutual fund and pooled assets and manages $190.0 billion in assets. SEI serves clients, conducts or is registered to conduct business and/or operations, from more than 20 offices in over a dozen countries. For more information, visit www.seic.com.